Sangamo BioSciences, Inc.
Point Richmond Tech Center
501 Canal Boulevard
Richmond, CA 94804
510-970-6000 ● 510-236-8951(Fax)

SANGAMO BIOSCIENCES REPORTS SECOND QUARTER 2009
FINANCIAL RESULTS

Richmond, California – July 29, 2009 – Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported second quarter 2009 financial results and accomplishments.

For the second quarter ended June 30, 2009, Sangamo reported a consolidated net loss of $4.5 million, or $0.11 per share, compared to a consolidated net loss of $7.4 million, or $0.18 per share, for the same period in 2008. As of June 30, 2009, the company had cash, cash equivalents, marketable securities and interest receivable of $52.6 million.

Revenues for the second quarter of 2009 were $4.7 million, compared to $2.8 million for the same period in 2008. Second quarter 2009 revenues were from the Company’s collaboration agreements with Dow AgroSciences (DAS) and Sigma-Aldrich Corporation, enabling technology agreements in protein production and research grants. The revenue recognized for the second quarter of 2009 consisted of $4.2 million in collaboration agreements and $0.5 million in research grants.

Research and development expenses were $6.9 million for the second quarter of 2009, compared to $8.3 million for the same period in 2008.  The decrease in research and development expenses for the second quarter of 2009 was primarily due to decreased manufacturing and preclinical expenses partially offset by increased clinical trial expenses.  Non-cash employee stock-based compensation included in research and development expenses totaled $0.7 million for the second quarters of both 2009 and 2008.

General and administrative expenses were $3.0 million for the second quarter of 2009, compared to $2.5 million for the same period in 2008. The increase in general and administrative expenses was primarily due to increased professional services and personnel costs including non-cash employee stock-based compensation which totaled $0.8 million in the second quarter of 2009 compared to $0.6 million in the same period in 2008.

Total operating expenses for the second quarter of 2009 were $9.9 million, compared to $10.8 million for the same period in 2008.

Net interest and other income was $0.6 million for the second quarters of both 2009 and 2008.

Six Month Results
For the six months ended June 30, 2009, the consolidated net loss was $11.3 million, or $0.28 per share, compared to a consolidated net loss of $15.4 million, or $0.38 per share, for the six-month period ended June 30, 2008.  Revenues were $7.9 million for the first half of 2009, compared to $5.6 million in the same period in 2008. Total operating expenses were $20.1 million for the first half of 2009 and $22.4 million in the first half of 2008. The decrease in operating expenses for 2009 was primarily associated with decreased manufacturing, preclinical and decreased lab supply expenses partially offset by increased clinical trial expenses.

Recent Highlights
•
Presentation of positive Phase 2 ZFP Therapeutic data at ADA 2009. Sangamo announced the presentation of previously unreleased positive Phase 2 clinical data from its ZFP TherapeuticTM program to develop SB-509 as a treatment for diabetic neuropathy (DN) at the 69th Annual Scientific Sessions of the American Diabetes Association (ADA). Data from Sangamo's SB-509-601 and SB-509-701A Phase 2 clinical trials demonstrated that SB-509 treatment resulted in statistically significant and clinically relevant improvements in subjects with moderate and severe DN as compared to placebo. The data have enabled the definition of a responder population for SB-509 for future clinical trials.

•
Achievement of key milestone in cell engineering agreement with Genentech.  A key research milestone was achieved in Sangamo’s Research and License Agreement with Genentech, Inc., a wholly-owned member of the Roche Group. Genentech scientists demonstrated the successful knockout of two pre-selected genes in a Chinese hamster ovary (CHO) cell line using Sangamo's proprietary zinc finger DNA-binding protein nuclease (ZFN) technology. Genentech is using ZFN technology to generate cell lines with novel characteristics for pharmaceutical protein production purposes. The milestone achievement triggered a payment from Genentech to Sangamo.

•
Publication in Nature and Science magazines of data demonstrating the successful application of ZFN technology in plant agriculture and in the generation of novel transgenic animals. Data were published in April in the scientific journal Nature by licensing partner Dow AgroSciences and Sangamo demonstrating the successful application of ZFP technology for the efficient generation of maize plants with multiple, commercially important traits. The techniques described are broadly applicable across plant species and traits and establish a new method for rapid and precise crop development. A second publication in July in the journal Science described a method for the rapid and efficient production of transgenic rats in which specific genes are deleted or knocked out.  The technology opens the door for the production of knockout animals in species other than mouse and broadens the possibilities for new animal models of human disease.

•
Sangamo awarded Grand Challenges Explorations Grant for Innovative Global Health Research from the Bill & Melinda Gates Foundation. The grant will support an innovative global health research project conducted by Sangamo scientists titled "Zinc Finger Nucleases for In Vivo Treatment of HIV Infection."

•
Promotion of Philip D. Gregory, D. Phil. to Chief Scientific Officer in addition to his role as Vice President, Research. Dr. Gregory’s promotion became effective July 1, 2009. He has served as Sangamo’s Vice President, Research since October 2005 and joined the company in December 2000.

Conference Call
Sangamo will host a conference call today, July 29, 2009 at 5:00 p.m. ET, which will be open to the public.  The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under “Events and Presentations” http://investor.sangamo.com/events.cfm.  The webcast replay will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide forward-looking guidance with respect to the remainder of 2009.

The conference call dial-in numbers are 877-795-3638 for domestic callers and 719-325-4858 for international callers. The passcode for the call is 9591497.  For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on July 29, 2009 to midnight ET on August 5, 2009. The conference call replay numbers for domestic and international callers are 888-203-1112 and 719-457-0820 respectively. The conference ID number for the replay is 9591497.

About Sangamo
Sangamo BioSciences, Inc. is focused on researching and developing zinc finger DNA-binding protein (ZFP) technology for therapeutic gene regulation and modification. By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFTM) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNTM) for gene modification. The most advanced ZFP TherapeuticTM development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy and ALS. Sangamo also has a Phase 1 clinical trial to evaluate safety and clinical effect of a ZFP Therapeutic for the treatment of HIV/AIDS. Other therapeutic development programs are focused on cancer, neuropathic pain, nerve regeneration, Parkinson’s disease and monogenic diseases. Sangamo has established strategic partnerships with companies in non-therapeutic applications of its ZFP technology, including Dow AgroSciences, Sigma-Aldrich Corporation Genentech and Pfizer. For more information about Sangamo visit www.sangamo.com.

This press release contains forward-looking statements regarding Sangamo’s current expectations.  These forward looking statements include, without limitation, references to the research and development of ZFP TFs and ZFNs, clinical trials, therapeutic and non-therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership with collaborators and anticipated amount of cash and cash equivalents.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships.  Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable ZFP-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environments. These risks and uncertainties are described more fully in Sangamo’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.
Contact
Sangamo BioSciences, Inc.
Elizabeth Wolffe, Ph.D.
510-970-6000, x271
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SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

STATEMENT OF OPERATIONS DATA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues
Collaboration agreements	$4,213	$2,378	$7,370	$4,462
Research grants	513	464	513	1,145
Total revenues	4,726	2,842	7,883	5,607

Operating expenses:
Research and development	6,877	8,286	14,133	16,929
General and administrative	3,007	2,545	5,933	5,472
Total operating expenses	9,884	10,831	20,066	22,401
Loss from operations	(5,158)	(7,989)	(12,183)	(16,794)
Interest and other income, net	647	570	840	1,406
Net loss	$(4,511)	$(7,419)	$(11,343)	$(15,388)

Basic and diluted net loss per common share	$(0.11)	$(0.18)	$(0.28)	$(0.38)
Shares used in computing basic and diluted net
loss per common share	41,123	40,858	41,094	40,673

SELECTED BALANCE SHEET DATA:
	June 30, 2009	December 31, 2008
Cash, cash equivalents, marketable securities and
interest receivable	$52,586	$65,025
Total assets	54,938	67,850
Total stockholders' equity	47,176	55,396

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